Exhibit 99.1

Press Release
December 17, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2013 Earnings Guidance and

Announces Fourth Quarter Cash Dividend

FORT WAYNE, INDIANA, December 17, 2013 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter earnings guidance in the range of $0.21 to $0.25 per diluted share.  The estimate compares to $0.25 per diluted share reported for the third quarter 2013 and $0.27 per diluted share reported for the fourth quarter 2012.  Fourth quarter 2012 results included certain favorable tax adjustments, without which earnings would have been $0.20 per diluted share.

Profitability from the company’s steel operations for the fourth quarter 2013 is anticipated to be comparable to earnings achieved in the sequential third quarter.  The benefit of improved flat roll pricing during the fourth quarter is expected to be offset by seasonally reduced overall steel shipments and decreased long product metal spreads affected by decreased product pricing combined with increased scrap costs during the quarter.

The residential construction market shows signs of a typical seasonal slowdown in new construction and existing home sales, although activity in both markets continues to be well above prior year levels, and continues to positively impact demand for the company’s painted and Galvalume® sheet products. The domestic automotive and manufacturing markets remain strong, and the outlook for the nonresidential construction market is becoming more favorable. Gradual improvement in construction-related steel demand, including structural steel and fabricated joist and decking products, continues to promote an optimistic outlook. Order inquiry activity continues to improve at the company’s fabrication operations, which also supports an optimistic view for an improved construction environment.

Metals recycling financial results are expected to show improvement for the fourth quarter 2013 when compared to the sequential quarter, as an anticipated seasonal decrease in ferrous shipments is expected to be more than offset by improved ferrous metal margins.

Anticipated losses from the company’s Minnesota Operations for the fourth quarter 2013 is expected to be approximately $8.5 million (net of taxes).  As stated on the company’s October 2013 investor conference call, improved production rates and plant availability performance are encouraging and are aligned with current expectations; however, further reductions in production costs are still required in order to be financially acceptable.  While overall progress has been made, additional improvements must still be demonstrated near-term in the areas of both process and raw material costs.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.11 per common share. The dividend is payable to shareholders of record at the close of business on December 31, 2013, and is payable on or about January 10, 2014.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,700 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in, our most recent Annual Report on Form 10-K; our quarterly reports on Form 10-Q; or, in other reports, which we file from time to time with the Securities and Exchange Commission.  These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500